Exhibit 99.1

Harris Corporation Completes Encoda Systems Acquisition

MELBOURNE, Florida, November 3, 2004 — Harris Corporation (NYSE: HRS) announced today that it has completed the previously announced acquisition of Encoda Systems Holdings, Inc. Encoda is the leading global supplier of end-to-end broadcast enterprise software and services solutions including traffic and billing systems, program scheduling, master control play-to-air automation, and digital asset management. The company serves more than 600 customers in 34 countries and had revenue for the 12 months ended June 30, 2004, of $124 million. Encoda had previously been owned by an investment group that included Thomas H. Lee Partners, Blackstone Capital Partners, Spire Capital Partners, and Evercore Capital Partners, among others.

Harris Corporation is an international communications technology company focused on providing assured communications™ products, systems and services for government and commercial customers. The company’s operating divisions serve markets for government communications, tactical radio, broadcast, and microwave systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

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Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com
Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com